                                                                     EXHIBIT 2.1

                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 June 17, 1999

                                by and between

                                 BANCTEC, INC.

                                      and

                          COLONIAL ACQUISITION CORP.

                               TABLE OF CONTENTS

                                --------------

                                   ARTICLE I
                                  THE MERGER
     Section 1.01.  The Merger..............................................................   2
     Section 1.02.  Closing.................................................................   2
     Section 1.03.  Effective Time..........................................................   2
     Section 1.04.  Effects of the Merger...................................................   2

                              ARTICLE II
               EFFECT OF THE MERGER ON THE CAPITAL STOCK
                   OF THE CONSTITUENT CORPORATIONS;
                       EXCHANGE OF CERTIFICATES

     Section 2.01.  Effect on Capital Stock.................................................   3
              (a)  Cancellation of Certain Stock............................................   3
              (b)  Conversion of Company Common Stock.......................................   3
              (c)  Cancellation and Retirement of Company Common Stock......................   3
              (d)  Dissenting Shares........................................................   3
              (e)  Acquisition Common Stock.................................................   4

     Section 2.02.  Exchange of Certificates................................................   4
              (a)  Exchange Agent...........................................................   4
              (b)  Exchange Procedures......................................................   4
              (c)  No Further Ownership Rights in Company Common Stock
                       Exchanged For Cash...................................................   5
              (d)  Termination of Exchange Fund.............................................   5
              (e)  No Liability.............................................................   5
              (f)  Investment of Exchange Fund..............................................   6
              (g)  Lost Certificates........................................................   6
              (h)  Withholding Rights.......................................................   6

     Section 2.03.  Stock Plans.............................................................   6

                              ARTICLE III
                    REPRESENTATIONS AND WARRANTIES

     Section 3.01.  Representations and Warranties of the Company...........................   6
              (a)  Organization, Qualifications and Corporate Power; Materiality............   6
              (b)  Organizational Documents; Capital Stock and Securities Owned.............   7
              (c)  Authorization of Agreement, Non-Contravention, Etc.......................   7
              (d)  Capital Structure........................................................   8
              (e)  Subsidiaries.............................................................   9
              (f)  Voting of Shares.........................................................  10
              (g)  SEC Documents; Financial Statements......................................  10

              (h)  Disclosure Documents; Information Supplied.............................   10
              (i)  Absence of Certain Changes or Events...................................   11
              (j)  No Undisclosed Material Liabilities....................................   12
              (k)  Compliance with Law; Litigation........................................   13
              (l)  Taxes..................................................................   13
              (m)  Pension and Benefit Plans; ERISA.......................................   14
              (n)  Environmental Matters..................................................   16
              (o)  Intellectual Property..................................................   16
              (p)  Real Properties........................................................   16
              (q)  Tangible Personal Property.............................................   17
              (r)  Insurance..............................................................   18
              (s)  Contracts..............................................................   18
              (t)  Labor Matters..........................................................   18
              (u)  Transactions with Affiliates...........................................   19
              (v)  Year 2000..............................................................   19
              (w)  Rights Agreement.......................................................   19
              (x)  Opinion of Financial Advisor...........................................   20
              (y)  Brokers................................................................   20
              (z)  Board Recommendation...................................................   20
              (aa)  Vote Required.........................................................   20
              (bb)  State Takeover Statute Inapplicable...................................   20
              (cc)  Stock Plans...........................................................   20

     Section 3.02.  Representations and Warranties of Acquisition.........................   20
              (a)  Organization, Qualifications and Corporate Power.......................   21
              (b)  Capital Structure......................................................   21
              (c)  Authorization of Agreement, Non-Contravention, Etc.....................   21
              (d)  Information Supplied...................................................   22
              (e)  Subsidiaries...........................................................   22
              (f)  Acquisition Not an Interested Stockholder..............................   22
              (g)  Interim Operations of Acquisition......................................   22
              (h)  Brokers................................................................   22
              (i)  Financing..............................................................   22

                              ARTICLE IV
               COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.01.  Covenants of the Company..............................................   23
              (a)  Ordinary Course........................................................   23
              (b)  Dividends; Change in Stock.............................................   24
              (c)  Issuance of Securities.................................................   24
              (d)  Governing Documents....................................................   24
              (e)  No Acquisitions........................................................   24
              (f)  No Dispositions........................................................   24
              (g)  Indebtedness...........................................................   24

              (h)  Accounting Matters..........................................................  25
              (i)  Advice of Changes; Filings..................................................  25
              (j)  Compensation; Benefit Plans.................................................  25
              (k)  Discharges or Waiver of Claims..............................................  25
              (l)  Leases and Lease Commitments................................................  25
              (m)  Liquidation Plan, Etc.......................................................  26
              (n)  Collective Bargaining Agreements............................................  26
              (o)  Transactions with Affiliates................................................  26
              (p)  Tax Matters.................................................................  26
              (q)  Intellectual Property.......................................................  26
              (r)  Insurance...................................................................  26
              (s)  Other Actions...............................................................  26

     Section 4.02.  Covenants of Acquisition...................................................  27
              (a)  Other Actions...............................................................  27
              (b)  Advice of Changes...........................................................  27

                               ARTICLE V
                           OTHER AGREEMENTS

     Section 5.01.  No Solicitation............................................................  27
     Section 5.02.  Recapitalization...........................................................  28
     Section 5.03.  Preparation of the Proxy Statement.........................................  28
     Section 5.04.  Company Stockholder Meeting................................................  29
     Section 5.05.  Access to Information......................................................  29
     Section 5.06.  Reasonable Best Efforts....................................................  29
     Section 5.07.  Indemnification and Insurance..............................................  30
     Section 5.08.  Benefits Matters...........................................................  32
     Section 5.09.  Resignations of Directors..................................................  33
     Section 5.10.  Solvency at Closing........................................................  33

                              ARTICLE VI
                         CONDITIONS PRECEDENT

     Section 6.01.  Conditions to Each Party's Obligation to Effect the Merger.................  33
              (a)  Company Stockholder Approval................................................  33
              (b)  HSR Act and Other Approvals.................................................  33
              (c)  No Injunctions or Restraints; Illegality....................................  34

     Section 6.02.  Conditions to the Obligations of Acquisition to Effect the Merger..........  34
              (a)  Representations and Warranties..............................................  34
              (b)  Performance of Obligations of the Company...................................  34
              (c)  Consents, Etc...............................................................  34
              (d)  No Litigation...............................................................  34
              (e)  Financing...................................................................  35

     Section 6.03.  Conditions to the Obligations of the Company to Effect the Merger........  35
              (a)  Representations and Warranties............................................  35
              (b)  Performance of Obligations of Acquisition.................................  35
              (c)  Financing.................................................................  35
              (d)  Solvency Letter...........................................................  36

     Section 6.04.  Frustration of Closing Conditions........................................  36

                                                ARTICLE VII
                                         TERMINATION AND AMENDMENT

     Section 7.01.  Termination..............................................................  36
     Section 7.02.  Effect of Termination....................................................  37
     Section 7.03.  Fees and Expenses........................................................  37

                                               ARTICLE VIII
                                            GENERAL PROVISIONS

     Section 8.01.  Nonsurvival of Representations and Warranties............................  38
     Section 8.02.  Confidentiality Agreement................................................  38
     Section 8.03.  Publicity................................................................  38
     Section 8.04.  Amendment................................................................  38
     Section 8.05.  Extension; Waiver........................................................  39
     Section 8.06.  Notices..................................................................  39
     Section 8.07.  Counterparts.............................................................  40
     Section 8.08.  Entire Agreement; No Third-Party Beneficiaries;
                          Rights of Ownership................................................  40
     Section 8.09.  Governing Law............................................................  40
     Section 8.10.  Successors and Assigns...................................................  40
     Section 8.11.  Jurisdiction.............................................................  40
     Section 8.12.  Headings; Interpretation.................................................  41
     Section 8.13.  Severability.............................................................  41
     Section 8.14.  WAIVER OF JURY TRIAL.....................................................  41
     Section 8.15.  Reference; No Waiver.....................................................  41

                              Disclosure Schedule

     Section 2.05         Stock Plans
     Section 3.01(b)      Shares of Capital Stock and Securities Owned
     Section 3.01(c)      Approvals and Consents Required
     Section 3.01(e)      Subsidiaries
     Section 3.01(f)      Registration Rights, Stockholder and Voting Agreements
     Section 3.01(i)(1)   Certain Changes or Events
     Section 3.01(i)(6)   Loans and Investments
     Section 3.01(i)(8)   Transactions, Commitments, Contracts or Agreements
     Section 3.01(i)(10)  Compensation and Benefits
     Section 3.01(i)(10)  Employment and Compensation Arrangements
     Section 3.01(j)      Material Liabilities
     Section 3.01(l)      Taxes
     Section 3.01(m)(1)   Pension and Benefit Plans; ERISA
     Section 3.01(m)(5)   Increases in Compensation
     Section 3.01(n)      Environmental Matters
     Section 3.01(o)      Intellectual Property
     Section 3.01(p)(i)   Owned Properties
     Section 3.01(p)(ii)  Leased Properties
     Section 3.01(r)      Insurance
     Section 3.01(s)      Contracts
     Section 3.01(t)      Labor Matters
     Section 3.01(u)      Transactions with Affiliates
     Section 4.01(e)      Mergers, Acquisitions, Etc.
     Section 4.01(m)      Liquidation Plan, Etc.

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

          AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 17, 1999 (the "Agreement"), by and between BancTec, Inc., a Delaware corporation (the "Company"), and Colonial Acquisition Corp., a Delaware corporation ("Acquisition").



                             W I T N E S S E T H :

          WHEREAS, the Company and Acquisition have entered into that certain Agreement and Plan of Merger dated as of April 5, 1999 (the "Original Merger Agreement");

          WHEREAS, subsequent to the date of the Original Merger Agreement, the Company and Acquisition have each determined that it is in the best interests of each of the foregoing entities and their respective stockholders to enter into this Agreement, which amends and restates the Original Merger Agreement.

          WHEREAS, the Boards of Directors of each of Acquisition and the Company have unanimously deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Boards of Directors of each of Acquisition and the Company have unanimously adopted resolutions approving and declaring advisable this Agreement and the Merger;

          WHEREAS, Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), as the holder of all the issued and outstanding capital stock of Acquisition has approved and adopted this Agreement, the Merger and the transactions contemplated hereby;

          WHEREAS, the Merger requires the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock, $.01 par value per share, of the Company (the "Company Common Stock");

          WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes and each of the parties, after discussion with their respective auditors, believe that the Merger is eligible for such accounting treatment; and

          WHEREAS, each of Acquisition and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions for the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

          Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition in accordance with the DGCL.

          Section 1.02. Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to
Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day following the satisfaction or waiver of all the conditions set forth in Article VI (the "Closing Date"), at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, unless another time, date or place is agreed to by the parties hereto.

          Section 1.03. Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective upon the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          Section 1.04. Effects of the Merger. (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

          (b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The Certificate of Incorporation of Acquisition, as amended pursuant to the Certificate of Merger relating thereto, shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable law.

          (d) The Bylaws of Acquisition as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by the Certificate of Incorporation of the Surviving Corporation or applicable law.

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

          Section 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition or the holders of Company Common Stock or of any shares of capital stock of Acquisition:

          (a)  Cancellation of Certain Stock.  Each share of Company Common
               -----------------------------
Stock that is owned by Acquisition or by the Company or any of its subsidiaries (other than those held in connection with the Stock Plans (as defined in Section 2.05)) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (b)  Conversion of Company Common Stock.  Except as otherwise provided
               ----------------------------------
in Section 2.01(a) or as provided in 2.01(d) with respect to shares of Company Common Stock as to which appraisal rights have been exercised, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation following the Merger an amount in cash equal to $18.50 (the "Merger Consideration").

          (c)  Cancellation and Retirement of Company Common Stock.  Except as
               ---------------------------------------------------
provided in Section 2.01(d), all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.01(a), which shall be canceled and retired in accordance therewith) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to have any rights with respect thereto except the right to receive the Merger Consideration, without interest thereon.

          (d)  Dissenting Shares.  Notwithstanding anything in this Agreement to
               -----------------
the contrary, shares of Company Common Stock that are outstanding immediately prior to the

Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has validly demanded appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. The Company shall give prompt notice to Acquisition of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company for appraisal of shares of Company Common Stock, and, prior to the Effective Time, Acquisition shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquisition, make any payment with respect to, or settle, offer to settle or approve any withdrawal of any such demands.

          (e)  Acquisition Common Stock. Each share of common stock, par value
               ------------------------
$.01 per share, of Acquisition (the "Acquisition Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time. Each share of Class A Common Stock, par value $.01 per share, of Acquisition (the "Acquisition Class A Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class A Common Stock, par value $.01 per share, of the Surviving Corporation.

          Section 2.02.  Exchange of Certificates.   (a)  Exchange Agent.  Prior
                                                          --------------
to the Effective Time, Acquisition shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as exchange and paying agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such cash being hereinafter referred to as the "Exchange Fund").

          (b)  Exchange Procedures.  As soon as reasonably practicable (and in
               -------------------
any event no later than ten days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock that was converted into the right to receive the Merger Consideration pursuant to Section 2.01(b), (i) a letter of transmittal in customary form and containing customary provisions and (ii) instructions for use in effecting the surrender of certificates representing such person's shares of Company Common Stock in exchange for the Merger Consideration. Promptly after the Effective Time, each holder of record of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock (the "Certificates") shall, upon surrender to the Exchange Agent of such

Certificates or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (any references herein to Certificates shall be deemed to include references to book-entry account statements relating to the ownership of Company Common Stock), and acceptance thereof by the Exchange Agent, be entitled to receive in exchange therefor an amount of cash equal to the Merger Consideration per share multiplied by the number of shares represented by such Certificates and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if, and only if, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable as Merger Consideration pursuant to this Article II.

          (c)  No Further Ownership Rights in Company Common Stock Exchanged For
               -----------------------------------------------------------------
Cash.  All cash paid upon the surrender therefor of Certificates in accordance
----
with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and which have been converted, in whole or in part, pursuant to this Agreement into the right to receive the Merger Consideration, and if after the Effective Time such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration.

          (d)  Termination of Exchange Fund.  Any portion of the Exchange Fund
               ----------------------------
that remains undistributed to the holders of the Certificates for more than six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (as general creditors thereof) for payment of their claim for Merger Consideration.

          (e)  No Liability.  None of the Company, Acquisition, the Surviving
               ------------
Corporation or the Exchange Agent shall be liable to any person in respect of any cash or other property from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(c)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f)  Investment of Exchange Fund.  The Exchange Agent shall invest any
               ---------------------------
cash included in the Exchange Fund as directed by the Surviving Corporation.
Any interest and other income resulting from investments shall be paid to the Surviving Corporation.

          (g)  Lost Certificates.  If any Certificate shall have been lost,
               -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

          (h)  Withholding Rights.  The Surviving Corporation shall be entitled
               ------------------
to deduct and withhold from consideration otherwise payable to any holder of Company Common Stock or Company Stock Options (as defined in Section 2.03) pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law.

          Section 2.03. Stock Plans. Each of the Company's stock option or stock purchase plans (the "Company Stock Plans") and options to acquire shares of Company Common Stock or shares of restricted stock of the Company outstanding on the date hereof (the "Company Stock Options"), including without limitation information concerning the date of vesting of such options or the lapse of restrictions on such restricted stock and the acceleration of such vesting or restrictions by virtue of the Merger or the transactions contemplated hereby, is as previously delivered to Acquisition and listed in Section 2.03 of the Disclosure Schedule. The Company shall take all actions necessary to provide that, as of the Effective Time, (i) each Company Stock Option so surrendered for cash shall be canceled, and (ii) in consideration for such cancellation, the Company shall pay to each such holder of Company Stock Options an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the per-share exercise price thereof and (2) the number of shares of Company Common Stock subject thereto immediately prior to the Effective Time (the "Excess Option Payment Amount").

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

          Section 3.01. Representations and Warranties of the Company. The Company represents and warrants as of the date hereof (or such other date as shall be expressly specified) to Acquisition as follows:

          (a)  Organization, Qualifications and Corporate Power; Materiality.
               -------------------------------------------------------------
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary and where the failure to so qualify would in the aggregate have a material adverse effect (as defined) on the Company. As used in this Agreement, "material adverse effect" means, when used in connection with the Company, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or other) of the Company and its Subsidiaries (as defined in Section 3.01(e)(i)), taken as a whole; "material adverse effect" means, when used in connection with Acquisition, any change, effect, event, occurrence or development that is materially adverse to Acquisition's ability to consummate the transactions contemplated hereby.

          (b)  Organizational Documents; Capital Stock and Securities Owned.
               ------------------------------------------------------------
The Company has made available to Acquisition complete and correct copies of its charter and bylaws and the charter and bylaws (or other organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted. Except as set forth in Section 3.01(b) of the Disclosure Schedule, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprises.

          (c)  Authorization of Agreement, Non-Contravention, Etc.  The Company
               --------------------------------------------------
has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval with respect to the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquisition, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or result in the termination of, or accelerate the performance required by, or give right to a right of termination, cancellation or acceleration of any obligation under, or the creation of a Lien (as defined in 3.01(d)) pursuant to (i) any provision of the charter (or similar organizational documents) or bylaws of the Company or any Subsidiary of the Company or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in the following sentence, any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.01(m)) or other agreement, obligation, instrument, permit, concession, franchise, license, or any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively "Laws") applicable to the Company or any Subsidiary or their respective properties or assets, in any case under this clause (ii) which would, individually or in the aggregate, have a material adverse effect on the Company except as set forth in Section 3.01(c) of the Disclosure Schedule. Except as set forth in Section 3.01(c) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure of which to be obtained or made would, individually or in the aggregate, have a material adverse effect on the Company or would prevent or materially delay the consummation of the transactions contemplated hereby, except for (A) the filing with the Securities and Exchange Commission ("SEC") of (i) a proxy statement in definitive form prepared in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") relating to the consideration of the Company Stockholder Approval at a meeting (the "Company Stockholder Meeting") of the stockholders of the Company duly called and convened to consider the approval of this Agreement and (ii) such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby,
(B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (D) filings necessary to satisfy the applicable requirements of state securities or "blue sky" laws and (E) those required under the rules and regulations of the New York Stock Exchange, Inc. ("NYSE") (collectively, the "Required Filings").

          (d)  Capital Structure.  The authorized capital stock of the Company
               -----------------
consists of 45,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.01 par value, of the Company ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on March 29, 1999, (A) 19,461,601 shares of Company Common Stock were outstanding, (B) no shares of Company

Preferred Stock were outstanding, (C) options to acquire 2,918,406 shares of Company Common Stock from the Company pursuant to the Company Stock Plans were outstanding, and (D) common stock purchase rights ("Purchase Rights") to acquire certain shares of Company Common Stock from the Company pursuant to the Rights Agreement (as defined in Section 3.01(w)) were outstanding. Other than as set forth above, at the close of business on March 9, 1999, there were outstanding no shares of Company Capital Stock or options, warrants or other rights to acquire Company Capital Stock from the Company. Since March 9, 1999, (x) there have been no issuances by the Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of March 9, 1999 and (y) there have been no issuances by the Company of options, warrants or other rights to acquire capital stock from the Company except as expressly permitted by this Agreement. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All outstanding shares of Company Common Stock are, and any shares of Company Common Stock that may be issued upon the exercise of Company Stock Options when issued will be, duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, mortgages, encumbrances, pledges or security interests (collectively, "Liens") and not subject to preemptive rights. Other than as set forth above, and except for this Agreement, the Stock Option Agreement, the Company Stock Plans, the Company Stock Options and the Purchase Rights, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          (e)  Subsidiaries.  (i) Each Subsidiary that is a corporation is duly
               ------------
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary and where the failure to so qualify would in the aggregate have a material adverse effect on the Company. For purposes of this Agreement, "Subsidiary" means any corporation or other entity (including any partnership referred to in Section 3.01(e)(ii) below) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in Section 3.01(e) of the Disclosure Schedule.

          (ii) Each partnership (whether or not limited partnership) and each limited liability company in which the Company directly or indirectly owns a partnership interest or membership interest, as the case may be, entitling it to 50% or more of the voting interest therein, and each limited partnership for which the Company or a Subsidiary is a general partner, has been duly organized and is in good standing under the laws of its jurisdiction of organization, and is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary and where the failure to so qualify would in the aggregate have a material adverse effect on the Company. The Company has previously delivered to Acquisition a list of all such partnerships and limited liability companies.

          (iii) Except as set forth in Section 3.01(e) of the Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (f)  Voting of Shares.  As of the date hereof, there are not any
               ----------------
stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the Company. All registration rights agreements, stockholder agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified in Section 3.01(f) of the Disclosure Schedule.

          (g)  SEC Documents; Financial Statements.  The Company has filed and
               -----------------------------------
made available to Acquisition a correct and complete copy of each report, schedule, registration statement and definitive proxy statement required to be filed by the Company with the SEC since January 1, 1996 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, applicable to such Company SEC Documents. None of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q, or for normal year-end adjustments that are not, in the aggregate, material) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (h)  Disclosure Documents; Information Supplied.  Each document
               ------------------------------------------
required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including without limitation the the Proxy Statement and any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. At the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.01(h) do not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied to the Company by Acquisition specifically in writing for inclusion or incorporation by reference therein.

          (i)  Absence of Certain Changes or Events.  Since December 31, 1998,
               ------------------------------------
the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice (except in connection with the negotiation, execution and delivery of this Agreement) and there has not been:

          (1) any event, occurrence or development of a state of circumstances or facts which has had a material adverse effect except as set forth in Section 3.01(i)(1) of the Disclosure Schedule;

          (2) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Company Capital Stock, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

          (3) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (4) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice, but in any event not in excess of $1,000,000 individually or $5,000,000 in the aggregate;

          (5) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices, but in any event not securing any obligation in excess of $5,000,000;

          (6) any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice except as set forth in Section 3.01(i)(6) of the Disclosure Schedule;

          (7) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

          (8) except as set forth in Section 3.01(i)(8) of the Disclosure Schedule, any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (9) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP;

          (10) except as set forth in Section 3.01(i)(10) of the Disclosure Schedule, any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, other than, with respect to employees other than executive officers only, in the ordinary course of business consistent with past practice,
(iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than, with respect to employees other than executive officers only, in the ordinary course of business consistent with past practice, in each case except as set forth in Section 3.01(i)(10) of the Disclosure Schedule;

          (11) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

          (12) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not to renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a material adverse effect.

          (j)   No Undisclosed Material Liabilities. There are no liabilities of
                -----------------------------------
the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that could reasonably be expected to have, individually or in the aggregate, a material adverse effect, other than (i) liabilities reflected in the Company's financial statements (together with the related notes thereto) filed with the Company's annual report on Form 10-K for the year ended December 31, 1998, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, which in the aggregate would not have a material adverse effect upon the Company and its Subsidiaries, taken as a whole;
(iii) liabilities under this Agreement or for professional fees and expenses in connection with the transactions contemplated hereby; and (iv) as previously disclosed and as set forth in Section 3.01(j) of the Disclosure Schedule.

          (k)   Compliance with Law; Litigation.  The Company and its
                -------------------------------
Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit, except for the lack of any Company Permit or for defaults under any Company Permit which lack or default would not have, individually or in the aggregate, a material adverse effect on the Company. The conduct by the Company and its Subsidiaries of their respective businesses has been in compliance with all Laws, with such exceptions as would not have, individually or in the aggregate, a material adverse effect on the Company. As of the date hereof, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary that would have, individually or in the aggregate, a material adverse effect on the Company.

          (l)   Taxes.  (i)  Each of the Company, its Subsidiaries and any
                -----
affiliated, combined or unitary group of which any such corporation or other entity is or was a member (A) have duly and timely filed, or have caused to be filed on their behalf, all material tax returns, reports, declarations, estimates, information returns and statements required to be filed by them (collectively, "Tax Returns"), or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and as of the time of filing, such Tax Returns are correct and complete in all material respects; (B) have duly and timely paid in full (or the

Company has paid on its behalf) or made adequate provision in the Company's accounting records for all material Taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. The most recent financial statements contained in the Company SEC Documents reflect adequate accruals for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Section 3.01(l) of the Disclosure Schedule sets forth the last taxable period through which the federal income tax returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of any such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the most recent financial statements contained in the Company SEC Documents. Except as set forth in Section 3.01(l) of the Disclosure Schedule, no federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are currently pending with regard to any federal, state, local or foreign Taxes for which the Company or any of its Subsidiaries would be liable, and no deficiencies for any such Taxes have been proposed, asserted or assessed or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to such examination of the Company or any of its Subsidiaries by such federal, state, local or foreign taxing authority with respect to any period. Except as set forth in Section 3.01(l) of the Disclosure Schedule, no requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending, and neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective Time) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax law that relates to the assets or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any Taxes. The Company has made available to Acquisition complete and accurate copies of all income and franchise Tax Returns and all other material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending on or prior to December 31, 1997. Except as set forth in
Schedule 3.01(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payments subject to Section 280G of the Code, or is obligated to make any such payments that will not be deductible under Section 280G of the Code, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. As used in this Agreement, the terms "Tax" and "Taxes" include all federal, state, local or foreign income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, licenses or other assessments, including without limitation obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

          (m)  Pension and Benefit Plans; ERISA.  Except as otherwise set forth
               --------------------------------
in Section 3.01(m) of the Disclosure Schedule:

          (1) Section 3.01(m)(1) of the Disclosure Schedule lists each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is required to contribute or in which any employee or former employee of the Company or any Subsidiary participates or is otherwise covered (a "Company Benefit Plan"). The only Company Benefit Plans that individually or collectively would constitute an "employee pension benefit plan" as defined in
Section 3(2) of ERISA are identified as such in the list described above. The Company and each Subsidiary have complied and currently are in compliance, both as to form and operation in all material respects, with the applicable provisions of ERISA and the Code, respectively, with respect to each Company Benefit Plan.

          (2) Each of the Company Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code where the failure to so qualify would have a material adverse effect on the Company.

          (3) Neither the Company nor any Subsidiary has maintained, contributed to or been required to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any Subsidiary on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

          (4) Other than normal claims for benefits, there is no claim pending against the Company or any Subsidiary under the Code, ERISA or other applicable law with respect to any of the Company Benefit Plans. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that are required to be paid under Section 412 of the Code and the terms of each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code; and none of the Company Benefit Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) whether or not waived. The Company and the Subsidiaries have no current liability for plan termination or withdrawal under Title IV of ERISA.

          (5) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting (except as provided in Section 2.03), or increase the amount of compensation due any such employee or officer except as disclosed in Section 3.01(m)(5) of the Disclosure Schedule.

          (6) The Company has provided (or made available to) Acquisition with correct and complete copies of (i) written plans and summary plan descriptions for each of the Company Benefit Plans; (ii) each trust agreement, insurance policy or other instrument relating to the funding of each of the Company Benefit Plans; (iii) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each of the Company Benefit Plans and (iv) the most recent audited financial statement for each of the Company Benefit Plans.

          (n)  Environmental Matters.  Except as set forth in Section 3.01(n) of
               ---------------------
the Disclosure Schedule, (i) the Company and its Subsidiaries operate their assets, properties, businesses and operations in material compliance with all applicable environmental laws, ordinances and regulations, (ii) neither the Company nor any Subsidiary has knowledge of or has received written notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") relating to their assets, properties, businesses and operations and (iii) to the knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied the offices of the Company and its Subsidiaries prior to the date such offices were occupied or used in their business. Without limiting the generality of the foregoing, to the knowledge of the Company, neither the Company nor any Subsidiary has disposed of or placed on or in such offices any waste materials, hazardous materials or hazardous substances in violation of law.

          (o)  Intellectual Property.  Except as set forth in Section 3.01(o) of
               ---------------------
the Disclosure Schedule, each of the Company and its Subsidiaries owns or has a valid right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto that is material to the conduct of its businesses (collectively, the "Company Intellectual Property"), except where the failure to own or have a right to use such property would not have, individually or in the aggregate, a material adverse effect on the Company. All material Company Intellectual Property (other than computer programs, databases and commercially available software) is set forth in Section 3.01(o) of the Disclosure Schedule. Except as set forth in Section 3.01(o) of the Disclosure Schedule, the use of the Company Intellectual Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including without limitation any trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person, which in any case could result in a material adverse effect on the Company. Except as set forth in Section 3.01(o) of the Disclosure Schedule, the Company's rights to the use of all Company Intellectual Property will not be adversely affected by the transactions contemplated in this Agreement. The Company has taken all reasonable precautions to prevent disclosure of any confidential Company Intellectual Property.

          (p)    Real Properties.
                 ---------------

          (i)    Except as otherwise disclosed in the Company SEC Documents,
Section 3.01(p)(i) of the Disclosure Schedule sets forth a list of all material real property owned in fee by the Company or any of its Subsidiaries (individually, an "Owned Property" and, collectively, the "Owned Properties"). To the best knowledge of the Company, the Company has good and marketable fee title to each Owned Property, including the buildings, structures and other improvements located thereon, in each case free and clear of all Liens, except
(i) Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and (ii) Liens for Taxes and other governmental charges which are not yet due and payable. There are no condemnations or eminent domain (which term, as used herein, shall include other compulsory acquisitions or takings by Governmental Entities) proceedings pending or threatened against any Owned Property or any material portion thereof. The Company has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, land use, building, fire or health code or other legal violation in respect of any Owned Property, other than violations which have been corrected or which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

          (ii)   Except as otherwise disclosed in the Company SEC Documents,
Section 3.01(p)(ii) of the Disclosure Schedule sets forth a list of all material real property (including land and buildings) that is leased by the Company or any of its Subsidiaries as lessee or sublessee (the "Leased Real Estate"). The Company has delivered or caused to be delivered to Acquisition complete and accurate copies of the written lease and subleases that are described in Section 3.01(p)(ii) of the Disclosure Schedule or otherwise disclosed in the Company SEC Documents. There are no condemnations or eminent domain proceedings pending or threatened against any Leased Real Estate or any material portion thereof. The Company has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, land use, building, fire or health code or other legal violation in respect of any Leased Real Estate, other than violations which have been corrected or which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

          (iii) The Owned Properties and the Leased Real Estate constitute, in the aggregate, all of the material real property used to conduct the business of the Company and its Subsidiaries in the manner in which such business was conducted during the fiscal year ended December 31, 1998.

          (q)    Tangible Personal Property.  The Company and its Subsidiaries
                 --------------------------
(A) have good and valid title to all the tangible personal property material to the operation of the business conducted by the Company and its Subsidiaries taken as a whole and reflected in the latest audited financial statements included in the Company SEC Documents as being owned by the Company and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (1) statutory Liens securing payments not yet due and (2) such imperfections and irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have, individually or in the aggregate, a material adverse effect on the Company, and (B) are collectively the lessee of all tangible personal property material to the operation of the business conducted by the Company and its Subsidiaries and reflected as leased in the latest audited financial statements included in the Company SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such leases is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not, individually or in the aggregate, have a material adverse effect on the Company. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended, except that, which would not, individually or in the aggregate, have a material adverse effect on the Company.

          (r)  Insurance.  The Company and its Subsidiaries are covered by valid
               ---------
and currently effective insurance policies issued in favor of the Company or its Subsidiaries that are customary for companies of similar size and financial condition. Except as set forth in Section 3.01(r) of the Disclosure Schedule, all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies.
All such policies will remain in full force and effect after giving effect to this Agreement and the transactions contemplated hereby. Except as set forth in
Section 3.01(r) of the Disclosure Schedule, the Company has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

          (s)  Contracts.  Except as set forth in Section 3.01(s) of the
               ---------
Disclosure Schedule, and except for matters that would not, individually or in the aggregate, have a material adverse effect on the Company, (i) the Company and any of its Subsidiaries are not party to or bound by any agreement that materially limits the ability of the Company, the Surviving Corporation, or any of their Subsidiaries to compete in any line of business in any geographic area;
(ii) neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any agreement; (iii) to the best knowledge of the Company, none of the other parties to any agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract and
(iv) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any agreement whether as a termination for convenience or for default of the Company or any of its Subsidiaries thereunder.

          (t)  Labor Matters.  Except as set forth in Section 3.01(t) of the
               -------------
Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries currently the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company or any of its Subsidiaries and (iii) no union representation question existing with respect to the employees of the Company or any of its Subsidiaries.

          (u)  Transactions with Affiliates.  Except as set forth in the Company
               ----------------------------
SEC Documents or Section 3.01(u) of the Disclosure Schedule, neither the Company nor any officer, director, employee or affiliate of the Company, any Subsidiary or any individual related by blood, marriage or adoption to any such individual or any entity in which any such person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective assets or has any material interest in any material property owned by the Company or its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months.

          (v)  Year 2000.  The Company has reviewed its operations and has
               ---------
inquired of third parties with which the Company and its Subsidiaries have a material relationship to evaluate the extent to which the business or operations of the Company and its Subsidiaries will be affected by the Year 2000 Problem. As a result of such review and inquiries, the Company has no reason to believe, and does not believe, the Year 2000 Problem will have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or result in any material loss or interference with any of the business or operations of the Company and its Subsidiaries, taken as a whole. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

          (w)   Rights Agreement.  Subject to the terms and conditions of this
                ----------------
Agreement, the Company has duly entered into an amendment to the First Amended and Restated Rights Agreement dated as of May 26, 1998 (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent, pursuant to which the Rights Agreement and the Rights will not be applicable to the Merger, and the execution of this Agreement and the consummation of the Merger shall not result in a "Distribution Date" under the Rights Agreement and the consummation of the Merger shall not result in Acquisition or its affiliates being an "Acquiring Person," result in the occurrence of an event described in Section 11(a)(ii) or Section 13 of the Rights Agreement or otherwise result in the ability of any person to exercise any Purchase Rights under Rights Agreement or require the Purchase Rights to separate from the shares of Company Common Stock to which they are attached. A correct and complete copy of the Rights Agreement has been provided to Acquisition.

          (x)   Opinion of Financial Advisor.  The Board of Directors of the
                ----------------------------
Company has received the oral opinion of Goldman, Sachs & Co. (the "Financial Advisor") to the effect that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or materially and adversely modified. The Financial Advisor has represented to the Company that it will promptly deliver to the Company a written opinion confirming in writing the oral opinion described above.

          (y)   Brokers.  No broker, investment banker, financial advisor or
                -------
other person, other than the Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company's arrangements with the Financial Advisor have been fully disclosed to Acquisition prior to the date hereof.

          (z)   Board Recommendation.  As of the date hereof, the Board of
                --------------------
Directors of the Company, at a meeting duly called and held, by the unanimous vote of the directors present at such meeting, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and Section 5.01, that the holders of shares of Company Common Stock approve and adopt this Agreement.

          (aa)  Vote Required.  The affirmative vote of the holders of a
                -------------
majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Law or otherwise) to approve this Agreement and the transactions contemplated hereby.

          (bb)  State Takeover Statute Inapplicable.  The Board of Directors of
                -----------------------------------
the Company has approved this Agreement, the Merger and the transactions contemplated hereby and such approval, assuming the accuracy of Acquisition's representation in
Section 3.02(f) hereof, is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

          (cc)  Stock Plans.  All of the outstanding Company Stock Options shall
                -----------
have vested pursuant to their terms at the Effective Time and shall not be exercisable after the Effective Time.

          Section 3.02. Representations and Warranties of Acquisition. Acquisition represents and warrants as of the date hereof (or such other date as shall be expressly specified) to the Company as follows:

          (a)   Organization, Qualifications and Corporate Power. Acquisition is
                ------------------------------------------------
a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary and where the failure to so qualify would in the aggregate have a material adverse effect. Acquisition has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted.

          (b)   Capital Structure.  As of the date of this Agreement, the
                -----------------
authorized capital stock of Acquisition consists of 1,000 shares of Acquistion Common Stock, 1,000 shares of which have been validly issued and are fully paid, nonassessable and owned of record and beneficially by WCAS VIII or its affiliates. Immediately prior to the Closing, the authorized capital stock of Acquisition will consist of (i) 30,000,000 shares of Acquisition Common Stock,
(ii) 1,000,000 shares of Acquisition Class A Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $.01 per share ("Acquisition Preferred Stock"). No shares of Acquisition Class A Common Stock or Acquisition Preferred Stock are issued and outstanding.

          (c)   Authorization of Agreement, Non-Contravention, Etc.  Acquisition
                --------------------------------------------------
has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Acquisition. This Agreement has been duly executed and delivered by Acquisition and constitutes a valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or result in the termination of, or accelerate the performance required by, or give right to a right of termination, cancellation or acceleration of any obligation under, or the creation of a Lien pursuant to
(i) any provision of the charter (or similar organizational documents) or bylaws of Acquisition or (ii) subject to obtaining or making the Required Filings, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, or any Laws applicable to Acquisition or its properties or assets, in any case under this clause (ii) which would, individually or in the aggregate, have a material adverse effect on Acquisition. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquisition in connection with the execution and delivery of this Agreement by Acquisition or the consummation by Acquisition of the transactions contemplated hereby, the failure of which to be obtained or made would, individually or in the aggregate, have a material adverse effect on Acquisition or would prevent or materially delay the consummation of the transactions contemplated hereby, except for the Required Filings.

          (d)  Information Supplied.  The information supplied or to be supplied
               --------------------
by Acquisition for inclusion or incorporation by reference in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, or (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document and at the time of any distribution thereof. The representations and warranties contained in this Section 3.02(d) do not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied to Acquisition by the Company specifically in writing for inclusion or incorporation by reference therein. Any document required to be filed by Acquisition or its affiliates with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein.

          (e)  Subsidiaries.  Acquisition does not own, directly or indirectly,
               ------------
any capital stock or other ownership interest in any person.

          (f)  Acquisition Not an Interested Stockholder.  As of the date of
               -----------------------------------------
this Agreement, neither Acquisition, Convergent Equity Partners L.P. nor any of their respective affiliates or associates (as such terms are defined under the Exchange Act) is an "interested stockholder" as such term is defined in Section 203 of the DGCL.

          (g)  Interim Operations of Acquisition.  Acquisition was formed on
               ---------------------------------
March 8, 1999 solely for the purpose of engaging in the transaction contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Acquisition has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          (h)  Brokers.  No broker, investment banker, financial advisor or
               -------
other person, other than Chase Securities Inc., and except as contemplated by the Commitment Letters (as defined in Section 3.02(i)), the fees and expenses of which in each case will be paid by Acquisition or, if the Merger is consummated, the Surviving Corporation, is entitled any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquisition.

          (i)  Financing.  Acquisition (or WCAS VIII in the case of clause (i)
               ---------
below) has received and executed commitment letters, each dated as of the date hereof (the "Commitment Letters"), from (i) Chase Securities Inc. and Chase Bank of Texas, N.A. (collectively, "Chase"), pursuant to which Chase has committed, subject to the terms and conditions set forth therein, to provide the Surviving Corporation with up to $120.0 million of financing under available senior secured credit facilities; (ii) WCAS VIII and Convergent Equity Partners L.P., pursuant to which such entities have committed, subject to the terms and conditions set forth therein, to provide to Acquisition up to $145.0 million in equity; and (iii) WCAS Capital Partners III, L.P. or an affiliate thereof, pursuant to which it has committed to provide up to $160.0 million of senior subordinated financing (the financings referred to in clauses (i), (ii) and
(iii) above being collectively referred to as the "Financing"). Such Financing is adequate to pay in full in cash at closing the Merger Consideration, together with all fees and expenses of Acquisition and the Surviving Corporation associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby. True and complete copies of the Commitment Letters have been furnished to the Company. WCAS VIII or Acquisition has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid as of the date hereof (and will duly pay any such fees after the date hereof); provided that, if the Merger
                                                    --------
is consummated, the Surviving Corporation will reimburse WCAS VIII for such commitment fees or other fees required by such Commitment Letters. The Commitment Letters are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Acquisition, WCAS VIII, Convergent Equity Partners L.P. or their respective affiliates or would adversely affect the probability that such Financing will actually be funded.

                                  ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 4.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its Subsidiaries that (expressly as expressly contemplated, required or permitted by this Agreement or as set forth in the Disclosure Schedule):

          (a)  Ordinary Course.  The Company and its Subsidiaries shall carry on
               ---------------
their respective businesses only in the ordinary course consistent with past practice in all material respects and use their best efforts to preserve intact their present businesses, maintain their rights and licenses, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any new line of business, or incur or commit to any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to that are either (i) contemplated in the Company's current capital budget, a copy of which has been furnished to Acquisition prior to the date hereof (the "Capital Budget"), or (ii) not in excess of $5,000,000 individually or in the aggregate.

          (b)  Dividends; Change in Stock.  The Company shall not, nor shall it
               --------------------------
permit any of its Subsidiaries to, nor shall it propose to (i) declare, set aside or pay any dividends on or make other distributions in respect of any capital stock (except for cash dividends paid to the Company and its wholly-owned Subsidiaries with regard to the Company's Subsidiaries' capital stock),
(ii) adjust, split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of capital stock or any debt securities, warrants or options, in each case issued by the Company or any of its Subsidiaries.

          (c)  Issuance of Securities.  The Company shall not, nor shall it
               ----------------------
permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its Subsidiaries' capital stock of any class or any securities convertible into or exchange for, or any rights, warrants or options to acquire, any of the foregoing, or any other securities or equity equivalents (including stock appreciation rights), except for (x) shares issuable upon the exercise of Company Stock Options outstanding as of the date hereof and (y) issuances of capital stock of the Subsidiaries to the Company or to a wholly owned Subsidiary of the Company; (ii) amend the terms of or reprice any Company Stock Option outstanding on the date of this Agreement or amend the terms of any Stock Option Plan in effect as of the date hereof.

          (d)  Governing Documents. The Company shall not, nor shall it permit
               -------------------
any of its Subsidiaries to, amend or propose to amend its certificate of incorporation or bylaws (or other organizational documents).

          (e)  No Acquisitions.  Except as set forth in Section 4.01(e) of the
               ---------------
Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, or enter into an agreement with respect to the foregoing, except for (A) a merger of a wholly-owned Subsidiary with or into the Company or another wholly-owned Subsidiary or (B) the creation of a wholly-owned Subsidiary of the Company in the ordinary course of business; or (ii) acquire or agree to acquire a substantial portion of the assets of, any corporation, partnership, association or other business organization or any division or business thereof.

          (f)  No Dispositions.  The Company shall not, nor shall it permit any
               ---------------
of its Subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any material assets (including, without limitation, capital stock or other ownership interest in any Subsidiary), other than sales or leases in the ordinary course of business consistent with past practice.

          (g)  Indebtedness. The Company shall not, nor shall it permit any of
               ------------
its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (except for lease obligations incurred in the ordinary course of business and consistent with past practice or drawdowns by the Company under its existing revolving credit facility or uncommitted lines of credit, if any, made in the ordinary course of business consistent with past practice or as contemplated by the Capital Budget), (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities or (iii) guarantee any debt obligations of any other person.

          (h)  Accounting Matters.  The Company shall not, nor shall it permit
               ------------------
any of its Subsidiaries to, change its fiscal year or make any material changes with respect to its accounting methods, principles or practices in effect as of December 31, 1998, except as required by the SEC, applicable Law or GAAP.

          (i)  Advice of Changes; Filings.  The Company shall advise Acquisition
               --------------------------
of any change or event that would cause or constitute a material breach of any
of its representations or warranties contained herein   The Company shall file
all reports required to be filed by it with the SEC or NYSE between the date of this Agreement and the Effective Time and shall deliver to Acquisition copies of all such reports promptly after the same are filed. Any such report shall not contain, as of the date of its filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (j)  Compensation; Benefit Plans. The Company shall not, nor shall it
               ---------------------------
permit any of its Subsidiaries to, (i) enter into, adopt, amend or terminate any Company Benefit Plan, any other employee benefit plan, any existing employment, severance or termination agreement with any director, officer or employee, except as may be required by applicable Law, or (ii) increase in any manner the compensation (including, without limitation, salary, bonus or other benefits) of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof, except for increases made, with respect to employees other than executive officers, in the ordinary course of business and consistent with past practice.

          (k)  Discharges or Waiver of Claims.  The Company shall not, nor shall
               ------------------------------
it permit any of its Subsidiaries to, (i) pay, discharge, or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice; (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect rights of material value (including, without limitation, the waiver or release of any rights under confidentiality or standstill agreements), or (iii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $3,500,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $10,000,000.

          (l)  Leases and Lease Commitments.  The Company shall not, nor shall
               ----------------------------
it permit any of its Subsidiaries to, enter into or commit to enter into, or assume, any operating or capital lease, other than any such lease contemplated by the Capital Budget or the Company's operating budget, a copy of which has been provided to Acquisition prior to the date hereof.

          (m)  Liquidation Plan, Etc.  Except as set forth in Section 4.01(m) of
               ---------------------
the Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

          (n)  Collective Bargaining Agreements.  The Company shall not, nor
               --------------------------------
shall it permit any of its Subsidiaries to, enter into any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, except as may be required by applicable law.

          (o)  Transactions with Affiliates.  The Company shall not, nor shall
               ----------------------------
it permit any of its Subsidiaries to, enter into any agreement, contract, commitment, transaction or understanding with any officer, director, employee or affiliate of the Company, any Subsidiary or any individual related by blood, marriage or adoption to any such individual or any entity in which any such person or individual owns any beneficial interest that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

          (p)  Tax Matters.  The Company shall not, nor shall it permit any of
               -----------
its Subsidiaries to, make any material Tax election, take any Tax position or amend in a material respect any Tax Return, except in the ordinary course of business consistent with past practice.

          (q)  Intellectual Property.  The Company shall not, nor shall it
               ---------------------
permit any of its Subsidiaries to, enter into any license with respect to Company Intellectual Property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice.

          (r)  Insurance.  The Company shall not, nor shall it permit any of its
               ---------
Subsidiaries to, fail to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it.

          (s)  Other Actions.  The Company shall not, nor shall it permit any of
               -------------
its Subsidiaries to, agree to take, make any commitment (whether orally or in writing) to take or take (i) any action that would result in any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in Article VI not being satisfied, in each case as of any time prior to the Effective Time, or (ii) any action prohibited by this Agreement. The Company shall not, nor shall it permit any of its Subsidiaries to, fail to take any action necessary to prevent any such representation or warranty from being inaccurate (in the case of representations and warranties that are qualified as to materiality) or inaccurate in any material respect (in the case of representations and warranties that are not so qualified) as of any time prior to the Effective Time.

          Section 4.02. Covenants of Acquisition. During the period from the date of this Agreement until the Effective Time, Acquisition agrees that:

          (a)  Other Actions. Acquisition shall not agree to take, make any
               -------------
commitment (whether orally or in writing) to take or take (i) any action that would result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being untrue, any of such representations and warranties that are not so qualified being untrue in any material respect or any of the conditions to the Merger set forth in Article VI not being satisfied, in each case as of any time prior to the Effective Time, or
(ii) any action prohibited by this Agreement. Acquisition shall not fail to take any action necessary to prevent any such representations or warranty from being inaccurate (in the case of representations and warranties that are qualified as to materiality) or inaccurate in any material respect (in the case of representations and warranties that are not so qualified) as of any time prior to the Effective Time.

          (b)  Advice of Changes.  Acquisition shall advise the Company of any
               -----------------
change or event that would cause or constitute a material breach of any of its representations or warranties contained herein or which it believes will result in any of the debt or equity financing necessary for the consummation of the Merger and the other transactions contemplated hereby not being available to it on terms no less favorable than those set forth in the Commitment Letters.

                                   ARTICLE V
                               OTHER AGREEMENTS

          Section 5.01. No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries (collectively, "Company Representatives") to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate the submission of any Acquisition Proposal (as defined in Section 5.01(d)) or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Acquisition Proposal; provided,
                                                                  --------
however, that notwithstanding any other provision of this Agreement, (A) the
-------
Company's Board of Directors may take and disclose to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and (B) following receipt from a third party, without any solicitation, initiation or encouragement, directly or indirectly, by the Company or any Company Representative, of a bona fide Acquisition Proposal, (w) the Company may engage in discussions or negotiations with such third party and may furnish such third party information concerning it, and its business, properties and assets if such third party executes a confidentiality agreement no less favorable to the Company than the existing confidentiality agreement between the Company and WCAS VIII (the "Confidentiality Agreement") (except that such third party confidentiality agreement need not require approval or request of the Company's Board of Directors prior to the making of an offer or proposal to such Board of Directors), (x) the Board of Directors of the Company may withdraw, modify or not make its recommendation referred to in Section 3.01(z),
(y) terminate this Agreement in accordance with Article VII or (z) take any combination of the actions described in clauses (w), (x) and (y) above, but in each case referred to in clauses (A) and (B) only to the extent that the Company's Board of Directors shall conclude in good faith, after consultation with the Company's outside counsel, that such action is required in order for the Company's Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law.

          (b) The Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations conducted heretofore with respect to an Acquisition Proposal.

          (c) The Company will promptly advise Acquisition orally and in writing of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the person making any such Acquisition Proposal and any determination by the Board of Directors of the Company pursuant to the last proviso of Section 5.01(a) with respect to an Acquisition Proposal. The Company will keep Acquisition informed, as promptly as reasonably practicable, as to the status of any actions, including any discussions, taken pursuant to such Acquisition Proposal.

          (d) As used in this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of assets or a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, (ii) any tender offer or exchange offer (including by the Company or any of its Subsidiaries) that if consummated would result in any person beneficially owning 20% or more of the outstanding Company Common Stock, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          Section 5.02. Recapitalization. Each of the Company and Acquisition shall use all reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and the SEC, and neither the Company nor Acquisition shall take any action that would be reasonably likely to cause such accounting treatment not to be obtained. In the event that Acquisition reasonably determines that it will not be permitted to account for the transactions contemplated by this Agreement as a recapitalization, the parties shall take all commercially reasonable actions to amend this Agreement to cause the transactions contemplated hereby to be accounted for as a recapitalization; provided that no such amendment may be implemented if such amendment would reasonably be expected to (i) cause the consideration to be received by the holders of Company Common Stock or options under the Company Stock Plans to be less than the consideration that such holders would have been entitled to receive under the Original Merger Agreement, or (ii) result in the parties hereto being unable, after using reasonable best efforts, to cause a Closing to occur on or prior to the date set forth in
Section 7.01(b)(iii).

          Section 5.03. Preparation of the Proxy Statement. As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Acquisition will cooperate with the Company in connection with preparation of the Proxy Statement, including furnishing to the Company all information regarding Acquisition and its affiliates as may be required to be disclosed therein. The Company shall use its best efforts to cause a definitive Proxy Statement to be distributed to its stockholders as promptly as practicable thereafter. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Acquisition the opportunity to review and comment thereon and to approve the same, provided that such approvals shall not be unreasonably withheld or delayed. The Company will advise Acquisition, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company and Acquisition agree to notify the other party and to correct any information provided by it that shall have become false or misleading and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

          Section 5.04. Company Stockholder Meeting. As promptly as practicable after the date hereof, the Company shall, subject to its fiduciary duties and Section 5.01, take all action necessary in accordance with all applicable laws and its Certificate of Incorporation and By-laws, to duly call, give notice of, convene and hold the Company Stockholder Meeting to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the stockholders of the Company and shall, subject to its fiduciary duties and Section 5.01, recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith.

          Section 5.05. Access to Information. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives and agents to afford access to the officers, employees, accountants, counsel and other representatives of Acquisition (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all of the Company's and its Subsidiaries' properties, books, leases, contracts, commitments, officers, employees, accountants, counsel, other representatives and records. Acquisition will, and will cause its advisors and representatives who receive nonpublic information regarding the Company to agree to, hold any such information in confidence to the extent required by, and in accordance with, the terms of the Confidentiality Agreement.

          Section 5.06. Reasonable Best Efforts. (a) Subject to the terms and conditions herein provided, each of the Company and Acquisition shall, and shall cause its Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the formation of subsidiaries and all other actions necessary or advisable to consummate the Financing, (ii) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any public or private third party which is required to be obtained by such party or any of its subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and the making or obtaining of all necessary filing and registrations with respect thereto (including without limitation filings required under the HSR Act), (iii) the defending of any lawsuits or other legal proceedings challenging this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) Acquisition shall not, and shall cause WCAS VIII and their affiliates not to, terminate, amend or modify in any respect the Commitment Letters in a manner that could reasonably be expected to adversely affect the probability that such Financing will actually be funded, or the timing thereof, without prior written consent of the Company.

          (c) The Company agrees to, and to cause its Subsidiaries and its and their respective officers, directors, employees, advisors and accountants to, reasonably cooperate with Acquisition in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the closing in respect of the transactions contemplated by this Agreement, as may be reasonably requested by Acquisition.

          Section 5.07. Indemnification and Insurance. (a) Acquisition agrees that all rights to indemnification now existing in favor of any officers, directors, employees or agents of the Company or any of its Subsidiaries as provided in their respective charters or bylaws (or similar organizational documents) and any existing indemnification agreements or arrangements of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or such longer period as may be provided in any existing indemnification agreement between the Company and any current or former officer or director thereof); provided that, in the event any claim or claims are asserted or made
          --------
within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (b) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent (including, without limitation, a trustee or fiduciary of any Company Benefit Plan) of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Part to the fullest extent permitted under Delaware law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.07, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Surviving Corporation or its affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to the Company (or satisfactory to them and reasonably satisfactory to the Surviving Corporation after the Effective Time), and the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify the Company (or after the Effective Time, the Surviving Corporation) thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure) and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or the Surviving Corporation) and the Company (or the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. The Company (or the Surviving Corporation shall use all reasonable efforts to assist in the vigorous defense of any such Claim, provided that the Company (or the Surviving Corporation) shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 5.07 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of the Company under Delaware law, assuming for such purposes that the Company's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

          (c) Acquisition agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and
(iii) the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.07(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (d) Following the Merger, if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or persons, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, and any of their successors and assigns, assume the obligations of the parties hereto and the Surviving Corporation set forth in this Section 5.07.

          (e) This Section 5.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties (each of whom may enforce the provisions of this Section 5.07) and shall be binding on the successors and assigns of the Surviving Corporation.

          Section 5.08. Benefits Matters. (a) Acquisition agrees that the Company will honor and, from and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor all obligations under employment agreements, Company Benefit Plans and all other employee benefit plans, programs, policies and arrangements of the Company and its Subsidiaries in accordance with the terms thereof.

          (b) Acquisition agrees that the Surviving Corporation will take such actions as are necessary so that, for a period of at least one year from the Effective Time, employees of the Company and its Subsidiaries will be provided cash compensation, employee benefit and incentive compensation and similar plans and programs (other than equity-based compensation plans and programs) as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date hereof.

          (c) To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (1) short-term and long-term disability benefits, (2) severance benefits, (3) vacation benefits and (4) benefits under any retirement plan.

          (d) This Section 5.08, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Company, the Surviving Corporation and any person referenced in this Section 5.08, each of whom may enforce the provisions of this Section 5.08 whether or not party to this Agreement. Except as provided in clause (a) above, nothing contained in this Section 5.08 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever. In addition, nothing in this Section 5.08 shall be construed to limit the ability of the Surviving Corporation or any of its Subsidiaries to review Company Benefit Plans and all other employee benefit plans, programs, policies and arrangements from time to time and make such changes as it or they deem appropriate.

          Section 5.09. Resignations of Directors. Prior to the Effective Time, the Company shall deliver to Acquisition evidence satisfactory to Acquisition of the resignation of all directors of the Company, effective at the Effective Time.

          Section 5.10. Solvency at Closing. Acquisition agrees for the benefit of the directors of the Company to take all actions necessary to ensure that, immediately following the Effective Time, the Surviving Corporation will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

          Section 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)  Company Stockholder Approval.  The Company Stockholder Approval
               ----------------------------
shall have been obtained.

          (b)  HSR Act and Other Approvals.  Any waiting period applicable to
               ---------------------------
the Merger under the HSR Act shall have expired or been terminated and the approvals listed in Section 3.01(c) of the Disclosure Schedule shall have been obtained.

          (c)  No Injunctions or Restraints; Illegality.  No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use reasonable best efforts to
--------  -------
prevent the entry of any such injunction or other order or decree and to cause any such injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect. No statute, rule, regulation or other Law shall have been enacted, promulgated or otherwise issued by any Governmental Entity that prohibits the consummation of the Merger.

          Section 6.02. Conditions to the Obligations of Acquisition to Effect the Merger. The obligations of Acquisition to effect the Merger shall be subject to the satisfaction of the following conditions unless waived by Acquisition:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company set forth in this Agreement (i) to the extent qualified by materiality or material adverse effect qualifiers, shall be true and correct and (ii) to the extent not qualified by materiality or material adverse effect qualifiers, shall be true and correct in all material respects, in each of cases (i) and (ii), as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except (x) as contemplated or permitted by this Agreement and (y) to the extent that such representations or warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Acquisition shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer.

          (b)  Performance of Obligations of the Company.  The Company shall
               -----------------------------------------
have performed or complied with in all material respects all material obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Acquisition shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer.

          (c)  Consents, Etc.  Acquisition shall have received evidence, in form
               -------------
and substance reasonably satisfactory to it, that such consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, other than those the failure of which to be obtained, individually or in the aggregate, would not have a material adverse effect on the Company.

          (d)  No Litigation.  There shall not be pending any suit, action or
               -------------
proceeding brought by any Governmental Entity seeking to prohibit or limit in any material respect the ownership or operation by the Company, Acquisition or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or seeking to impose limitations on the ability of WCAS VIII or any of its affiliates or any third party investor contemplated by Section 5.02 to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or seeking to prohibit WCAS VIII or any of its affiliates or any such investor from effectively controlling in any material respect a substantial portion of the business or operations of the Company or its Subsidiaries, in each case after giving effect to any actions required to be taken pursuant to Section 5.06.

          (e)  Financing.  Acquisition shall have arranged the Financing
               ---------
substantially on the terms contemplated by the Commitment Letters or alternative financing on terms no less favorable than those set forth in the Commitment Letters, unless the failure to arrange the

Financing was the result of a failure by Acquisition to perform any covenant or condition contained therein or herein, a failure by either WCAS VIII or Convergent Equity Partners L.P. or their respective affiliates to perform their respective obligations contained therein or the inaccuracy of any representation or warranty of Acquisition.

          Section 6.03. Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction of the following conditions unless waived by the Company:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Acquisition set forth in this Agreement (i) to the extent qualified by materiality or material adverse effect qualifiers, shall be true and correct and (ii) to the extent not qualified by materiality or material adverse effect qualifiers, shall be true and correct in all material respects, in each of cases (i) and (ii), as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except (x) as contemplated or permitted by this Agreement and (y) to the extent that such representations or warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and the Company shall have received a certificate to such effect signed on behalf of Acquisition by a director thereof who shall also be a managing member of the sole general partner of WCAS VIII.

          (b)  Performance of Obligations of Acquisition.  Acquisition shall
               -----------------------------------------
have performed or complied with in all material respects all material obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Acquisition by a director thereof who shall also be a managing member of the sole general partner of WCAS VIII.

          (c)  Financing. Acquisition shall have arranged the Financing
               ---------
substantially on the terms contemplated by the Commitment Letters or alternative financing on terms no less favorable than those set forth in the Commitment Letters, unless the failure to arrange the Financing was the result of a failure by the Company to perform any covenant or condition contained herein or the inaccuracy of any representation or warranty of the Company.

          (d)  Solvency Letter.  Acquisition shall have caused the valuation
               ---------------
firm which has delivered a solvency letter to the financial institutions providing the debt financing for the Merger (or, if no such letter has been provided thereto, a valuation firm reasonably acceptable to the Company) to have delivered to the Company a letter addressed to its Board of Directors in form and substance reasonably satisfactory thereto as to the solvency of the Company and its Subsidiaries after giving effect to the Merger, the financing arrangements contemplated by Acquisition with respect to the Merger and the other transactions contemplated hereby.

          Section 6.04. Frustration of Closing Conditions. Neither Acquisition nor the Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

          Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

          (a)  by mutual written consent of Acquisition and the Company;

          (b) by Acquisition or the Company upon written notice to the other party:

                    (i) if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order or decree enjoining or otherwise preventing the consummation of the Merger and such injunction or other order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used its reasonable best efforts to prevent or contest the imposition of, or seek the lifting or stay of, such injunction, order or decree;

                    (ii) unless the party seeking to terminate this Agreement is in material breach of its obligations hereunder, if the Company or Acquisition breaches or fails to perform any of its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02, in the case of such a breach or failure to perform on the part of the Company, or Section 6.03, in the case of such a breach or failure to perform on the part of Acquisition, and (B) is incapable of being cured by the party so breaching or failing to perform or is not cured within 10 days after the terminating party gives written notice of such breach to the other party and such a cure is not effected during such period;

                    (iii) if the Merger shall not have been consummated on or before September 15, 1999, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

                    (iv) if, upon a vote at a duly held Company Stockholder Meeting or any adjournment thereof, the Company Stockholder Approval shall not have been obtained;

          (c) by Acquisition upon written notice to the Company if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Acquisition its approval or recommendation of the Merger or this Agreement, approved or recommended any Acquisition Proposal or resolved to do any of the foregoing; or

          (d) by the Company, if the Board of Directors of the Company determines, in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, after consultation with outside counsel, that such termination is required by reason of an Acquisition Proposal being made in order for the Company's Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided that the Company shall
                                           --------
notify Acquisition promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Acquisition Proposal,

          Section 7.02. Effect of Termination. In the event of termination of this Agreement by either party hereto as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, there shall be no liability or obligation on the part of Acquisition or the Company, except with respect to Section 3.01(h), Section 3.01(y), Section 3.02 (d), Section 3.02(h), the second sentence of 5.05, this
Section 7.02, Section 7.03 and Article VIII, which provisions shall survive such termination.

          Section 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) If a Payment Event (as hereinafter defined) occurs, the Company shall, within two business days following such Payment Event, pay Acquisition, or its designee, a termination fee of $12,000,000 in cash. A "Payment Event" means (i) the termination of this Agreement by Acquisition pursuant to Section 7.01(c), (ii) the termination of this Agreement by the Company pursuant to
Section 7.01(d), or (iii) the Company (x) enters into, (y) agrees to enter into or (z) consummates a transaction within one year after the date of termination of this Agreement (other than pursuant to Section 7.01(a) or Section 7.01(b)(i), or by reason of Acquisition's failure to comply with or perform, or breach, in any material respect, of any of its covenants or agreements contained herein) that is the subject of an inquiry, proposal or offer that is an Acquisition Proposal that was publicly announced or submitted to the Company prior to the termination of this Agreement.

          (c)  The Company acknowledges that the agreements contained in this
Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquisition would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.03, and, in order to obtain such payment, Acquisition commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.03, the Company shall also pay to Acquisition its costs and expenses incurred in connection with such litigation.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

          Section 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this
                                                            --------
Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

          Section 8.02. Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

          Section 8.03. Publicity. The Company and Acquisition agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld, except that the Company or Acquisition may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult, to the extent possible, with the other party prior to making such disclosure).

          Section 8.04. Amendment. This Agreement may be amended, modified or supplemented only by written agreement by the parties hereto at any time before the Effective Time; provided that, after receipt of the Company Stockholder
                    --------
Approval, no amendment shall be made which by law requires further approval by such stockholders without so obtaining such further approval.

          Section 8.05. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          Section 8.06. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) or sent by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Company, to it at:

                    4851 LBJ Freeway
                    Suite 1100
                    Dallas, Texas  75244
                    Attention: President
                    Facsimile:  (972) 341-4882

          with a copy to:

                    Jim A. Watson, Esq.
                    A. Winston Oxley, Esq.
                    Vinson & Elkins L.L.P.
                    3700 Trammell Crow Center
                    2001 Ross Avenue
                    Dallas, Texas 75201-2975
                    Facsimile:  (214) 999-7716; and

          (b)  if to Acquisition, to it at:

                    c/o Welsh, Carson, Anderson & Stowe VIII, L.P.
                    320 Park Avenue
                    Suite 2500
                    New York, New York  10022-6815
                    Attention:  Robert A. Minicucci
                    Facsimile:  (212) 893-9575

          with a copy to:

                    Robert A. Schwed, Esq.
                    Karen C. Wiedemann, Esq.
                    Reboul, MacMurray, Hewitt, Maynard & Kristol
                    45 Rockefeller Plaza
                    New York, New York  10111
                    Facsimile:  (212) 841-5725

          Section 8.07. Counterparts. This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement and shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

          Section 8.08. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement, together with the Confidentiality Agreement, (a) constitute the entire agreement and supersede all prior agreements with respect to the subject matter hereof and of the Confidentiality Agreement and (b) other than Section 5.07, Section 5.08 and Section 5.10 of this Agreement, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.09. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements entered into and to be performed wholly within such State.

          Section 8.10. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void; provided that Acquisition
                                                    ---------
may assign its rights hereunder to any of its affiliates, but no such assignment shall relieve Acquisition of its obligations hereunder. If Acquisition shall assign its rights under this Agreement, then the parties hereto shall enter into a reasonable and appropriate amendment to this Agreement to reflect such assignment and the substitution of the assignee as Acquisition for purposes of this Agreement. Subject to the first sentence of this Section 8.10, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.11. Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

          Section 8.12. Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement or the Disclosure Schedule unless otherwise indicated. References to this Agreement shall be deemed to include all Exhibits and Sections of the Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a governmental entity or an unincorporated organization.

          Section 8.13. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          Section 8.14. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND Acquisition HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.15. Reference; No Waiver. Any reference in this Agreement to the "date hereof," the "date of this Agreement" or the "date of execution of this Agreement" shall be deemed to refer to April 5, 1999, the date of the Original Merger Agreement, but any reference to the "date of this Amended and Restated Agreement" or the "date of execution of this Amended and Restated Agreement" shall refer to the date first written above. The parties' execution and delivery of this Agreement shall not constitute a waiver of any rights that either of the parties hereto may have by reason of any event, misrepresentation or breach of covenant of the Original Merger Agreement having occurred prior to the date of execution and delivery of this Agreement whether or not known to any or all of the parties hereto.

          IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Agreement and Plan of Merger as of the day and year first above written.


                                   BANCTEC, INC.



                                   By   /s/ Tod V. Mongan
                                     -----------------------------
                                   Name:  Tod V. Mongan
                                   Title:  Senior Vice President

                                   COLONIAL ACQUISITION CORP.



                                   By  /s/ Anthony J. de Nicola
                                     -----------------------------
                                   Name:  Anthony J. de Nicola
                                   Title:    Vice President